UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_______________

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
A.K.A. BRANDS HOLDING CORP.
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PROXY STATEMENT 2026

NOTICE OF ANNUAL MEETING

a.k.a.

Dear Fellow Stockholders,
We are pleased to invite you to attend the Annual Meeting of Stockholders of a.k.a. Brands Holding Corp. (“a.k.a. Brands” or the “Company”) to be held on May 20, 2026, at 11 a.m. Pacific Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/AKA2026. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your proxy card or voting instruction form.
The Annual Meeting will be conducted for the following purposes, which are more fully described in the accompanying proxy statement:
1.to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2029 annual meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
3.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has set the record date as March 30, 2026. Only stockholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of the Company’s stockholders of record will be available at our corporate headquarters located at 100 Montgomery Street, Suite 2270, San Francisco, California 94104 and, on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/AKA2026.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the internet, by telephone or by mail by following the instructions on the proxy card or the voting instruction form, as applicable. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

CIARAN LONG Chief Executive Officer	CHRISTOPHER J. DEAN Chair of the Board

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of a.k.a. Brands Holding Corp. (“a.k.a. Brands” or the “Company”) will be held via the internet at www.virtualshareholdermeeting.com/AKA2026 on May 20, 2026, at 11 a.m. Pacific Time for the following purposes:
1.to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2029 annual meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
3.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Stockholders of record as of the close of business on March 30, 2026 are entitled to notice of, and to vote at, the Annual Meeting. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 15, 2026. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 20, 2026, at 100 Montgomery Street, Suite 2270, San Francisco, California 94104 and, on the date of the meeting, on the virtual platform for the Annual Meeting.
By Order of the Board of Directors,
CHRISTOPHER J. DEAN
Chair of the Board

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
This Notice of Annual Meeting, the Proxy Statement, the Proxy card sample and our 2025 Annual Report to Stockholders/Form 10-K for the year ended December 31, 2025 are available at www.proxyvote.com.
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COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:    Why did I receive these materials?
The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the close of business on March 30, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Householding. The rules of the Securities and Exchange Commission (the “SEC”) permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the applicable stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding and maintain their own procedures for stockholders who wish to receive individual copies of the proxy materials.
Q:    Who will be entitled to vote?
Stockholders who own shares of our common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 10,818,715 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:    What will I be voting on?
You will be voting on:
1.the election of three Class II directors to serve on the Board until the 2029 annual meeting and until their successors are duly elected and qualified;
2.the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
3.any other business as may properly come before the meeting or any adjournment of the meeting.
Q:    How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.FOR the election of Wesley Bryett, Sourav Ghosh, and Kelly Thompson as Class II directors; and
2.FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
Q:    How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/AKA2026. You will need to log in by entering your unique 16-digit control number included on your proxy card. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.via the internet at www.proxyvote.com;
2.by phone by calling 1-800-690-6903; or
3.by signing and returning a proxy card.

Proxies submitted via the internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2026.
Q:    Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our proxy materials by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:    How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change or revoke their proxy vote.
Registered Stockholders. Registered stockholders may change or revoke a properly executed proxy at any time before its exercise:
1.via the internet at www.proxyvote.com;
2.by phone by calling 1-800-690-6903;
3.by signing and returning a new proxy card;
4.by voting at the virtual Annual Meeting; or
5.by giving written notice of revocation to the Company, which must be received by the Company prior to the time the Annual Meeting begins. Written notice should be mailed to our Corporate Secretary at 100 Montgomery Street, Suite 2270, San Francisco, California 94104.
Q:    How can I attend the virtual Annual Meeting?
The Annual Meeting is being held as a virtual-only meeting this year.
If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/AKA2026 and entering your 16-digit control number. This number is included on your proxy card.
If you are a stockholder as of the Record Date and have logged in using your 16-digit control number, you may type questions into the dialog box provided at any point during the meeting (until the floor is closed to questions). Stockholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters and the Company, and our ability to answer questions will be subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/AKA2026 for at least one year.
If you are not a stockholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q:    Why is the Annual Meeting virtual only?
Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world. We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and the Company. Our virtual format allows stockholders to submit questions and comments and to vote during the meeting. We believe that a virtual meeting allows our stockholders to have robust engagement with the Company, and is in the best interests of our stockholders at this time.
Q:    What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “withheld” with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees. Broker non-votes will not impact the election of the nominees.
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the voting power of the capital stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will be counted as present and entitled to vote on Proposal 2 and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
If you do not instruct your broker, bank or other nominee how to vote on the proposals, your broker may vote your shares on the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2), but may not vote your shares on any of the other proposals.
Q:    When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:    What is the deadline for submitting a stockholder proposal or director nomination for the 2027 Annual Meeting?
Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2027 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, to be eligible for inclusion, stockholder proposals must be received by the Company no later than December 9, 2026 and must otherwise comply with the SEC’s rules. Proposals should be sent to: Corporate Secretary, a.k.a. Brands Holding Corp., 100 Montgomery Street, Suite 2270, San Francisco, California 94104.
If you intend to present a proposal at the annual meeting of stockholders in 2027 (other than pursuant to Rule 14a-8), or if you want to nominate one or more directors at the annual meeting of stockholders in 2027, you must comply with the advance notice provisions of our amended and restated bylaws, which require, among other things, that you give timely notice in writing to the Corporate Secretary at the address set forth above. Our Corporate Secretary must receive the notice no earlier than the close of business on January 20, 2027 and no later than the close of business on February 19, 2027. However, if the date of our 2027 annual meeting is more than 30 days before or 70 days after the anniversary of the date of the Annual Meeting, then our Corporate Secretary must receive the notice no earlier than the close of business on the 120th calendar day prior to the date of the 2027 annual meeting and no later than the close of business on the later of the 90th calendar day prior to the date of the 2027 annual meeting and the 10th calendar day following the day on which public announcement of the date of 2027 annual meeting is first made by us. You may contact our Corporate Secretary at the address set forth above for a copy of the relevant provisions of our amended and restated bylaws regarding the requirements for making stockholder proposals and nominating director candidates.
In addition to satisfying the requirements of our amended and restated bylaws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Company at the Company’s principal executive offices no later than March 21, 2027.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of eight directors. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our amended and restated certificate of incorporation also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of March 30, 2026, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Wesley Bryett	II	44	Director	2021	2026	2029
Sourav Ghosh	II	49	Director	2021	2026	2029
Kelly Thompson	II	56	Director	2021	2026	2029
Myles McCormick	III	54	Director	2021	2027
Jill Ramsey	III	53	Director	2021	2027
Christopher Dean	I	52	Chair of the Board	2021	2028
Ilene Eskenazi	I	54	Director	2021	2028
Matthew Hamilton	I	42	Director	2021	2028
The Board believes that in order to effectively guide us to long-term sustainable, dependable performance, the Board should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, our Board seeks to, as a whole, possess significant experience in key corporate disciplines, including, but not limited to, risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial matters, and possess significant business judgment, governance, social responsibility, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our business, such as expertise in eCommerce, retail and the business of fashion. In determining whether to nominate or appoint a director to the Board, pursuant to the Company’s Code of Ethics and the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) considers, among other criteria, independence, age, skills and experience in the context of the needs of the Board. The Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all stockholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background and qualifications.
In evaluating potential director nominees, the Nominating Committee considers a broad range of qualities, experiences, and perspectives that can contribute to effective governance. While we do not have a formal diversity policy, the Committee values differences in background, tenure, professional expertise, geographic representation, and personal perspectives, including but not limited to gender and cultural background. The Committee believes that a mix of viewpoints and experiences enhances the Board’s ability to serve the interests of all stakeholders. As part of this approach, the Board is committed to ensuring that candidate pools include qualified individuals with a wide range of experiences, including women and individuals from historically underrepresented groups. Currently, three of our eight directors are women, and two identify as racially or ethnically diverse.

The Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Company’s Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, integrity, business acumen, business experience, understanding of our business and sound business judgment. In addition, our directors have the confidence to assess and challenge our current strategies, methods and procedures and recommend alternative solutions when appropriate, a keen awareness of our business and the social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function and the professional maturity and style to interface constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function and guide the Company toward its strategic goals.
Subject to any earlier resignation or removal in accordance with the terms of our amended and restated certificate of incorporation, our amended and restated bylaws and the Director Nomination Agreement (as defined and discussed below), our Class II directors will serve until the Annual Meeting, our Class III directors will serve until the annual meeting of stockholders to be held in 2027, and our Class I directors will serve until the annual meeting of stockholders to be held in 2028. In addition, our amended and restated certificate of incorporation provides that, as long as New Excelerate, L.P. (the “Principal Stockholder”), Summit Partners, L.P., Summit Partners GE IX AIV, Ltd., Summit Partners GE IX AIV, L.P., Summit Partners Growth Equity Fund IX-B AIV, L.P., Summit Partners GE IX, LLC, Summit Partners GE IX, L.P., Summit Partners Growth Equity Fund IX-A AIV, L.P., and Excelerate GP, Ltd. (collectively, “Summit”) beneficially owns (directly or indirectly) 40% or more of the voting power of the Company entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once Summit ceases to beneficially own in the aggregate (directly or indirectly) 40% or more of the voting power of our outstanding shares, our directors may be removed only for cause upon the affirmative vote of at least two-thirds of the voting power of our outstanding shares entitled to vote thereon.
Director Nomination Agreement
In connection with our initial public offering (“IPO”) that took place in September 2021, we entered into a Director Nomination Agreement with Summit. The Director Nomination Agreement provides Summit with an independent right to designate the following number of nominees for election to our Board: (i) all of the nominees for election to our Board for so long as Summit beneficially owns at least 40% of the total number of shares of our common stock outstanding upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in the Company’s capitalization (the “Original Amount”); (ii) a majority of the nominees for election to our Board for so long as Summit beneficially owns less than 40% but at least 30% of the Original Amount; (iii) 30% of the nominees for election to our Board for so long as Summit beneficially owns less than 30% but at least 20% of the Original Amount; (iv) 20% of the nominees for election to our Board for so long as Summit beneficially owns less than 20% but at least 10% of the Original Amount; and (v) one of the nominees for election to our Board for so long as Summit beneficially owns at least 5% of the Original Amount. In addition, Summit is entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of the Principal Stockholder’s beneficial ownership at that time. Summit also has the right to have its designees participate on committees of our Board proportionate to Summit’s stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Summit. This agreement will terminate at such time as Summit controls less than 5% of the total voting power of our then-outstanding common stock.
When filling a vacancy on the Board, the Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals whom it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for any vacancy. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age(1)	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Wesley Bryett	II	44	Director	September 2021	2026	2029
Sourav Ghosh	II	49	Director	September 2021	2026	2029
Kelly Thompson	II	56	Director	September 2021	2026	2029
(1)     As of March 30, 2026.
Each nominee was recommended for re-election by the Nominating Committee for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute nominee. If that happens, the persons named as proxies on the proxy card will vote for the substitute nominee. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES
Director Nominees to Serve for a Three-Year Term Expiring at the 2029 Annual Meeting
Wesley Bryett. Wesley Bryett began serving on our Board in September 2021. Mr. Bryett co-founded the Princess Polly online business in 2010 with Eirin Bryett. He has served as Princess Polly’s co-Chief Executive Officer since its founding. Prior to founding Princess Polly, Mr. Bryett founded a web consultancy firm, New Business Media, where he worked from 2004 until 2010. Mr. Bryett holds a Bachelor of Information Technology Degree from Griffith University Australia. We believe Mr. Bryett’s extensive executive leadership experience in the fashion and eCommerce industries qualifies him to serve as a director on our Board.
Sourav Ghosh. Sourav Ghosh began serving on our Board in June 2022. Mr. Ghosh has served as Chief Financial Officer and Treasurer of Host Hotels & Resorts, Inc., a real estate investment trust, since September 2020. Prior to his current role, Mr. Ghosh served at Host Hotels & Resorts as Executive Vice President, Corporate Strategy & Analytics from February 2020 to September 2020, Global Head, Enterprise Analytics from January 2017 to February 2020 and Senior Vice President, Global Business Intelligence & Strategy - Asset Management from July 2015 to December 2016. Mr. Ghosh joined Host Hotels & Resorts in August 2009 as Vice President, Business Intelligence & Portfolio Strategy. Mr. Ghosh holds an MBA from the University of Maryland Global Campus and a B.S. in Hospitality and Finance from Widener University. We believe Mr. Ghosh’s extensive experience in corporate strategy and finance qualifies him to serve as a director on our Board.
Kelly Thompson. Kelly Thompson began serving on our Board in September 2021. Ms. Thompson currently serves on the Board of Directors of First Hawaiian, Inc. (Nasdaq: FHB), a publicly traded bank holding company headquartered in Honolulu, Hawaii, and its wholly owned bank subsidiary, First Hawaiian Bank. From February 2017 to February 2019, Ms. Thompson served as Senior Vice President and Chief Operating Officer of Samsclub.com, during which time she served as a member of the Sam’s Club Leadership Committee and was responsible for a multi-billion-dollar omnichannel P&L as well as the “Digital” strategic workstream. Prior to that, Ms. Thompson served as Senior Vice President, Global Category Development of Walmart Global eCommerce from January 2015 to February 2017 and Senior Vice President, Merchandising, Planning and Marketplace of Walmart.com from February 2012 through 2014 which she was promoted to after serving as VP Chief Merchant of Walmart.com beginning in February 2008. Additionally, she spent 10 years in key merchandising leadership roles at Gap, Inc. Ms. Thompson served on the Board of Directors of Turtle Beach Corporation (Nasdaq: TBCH), a leader in gaming accessories, and as a member of its Nominating & Governance Committee, from August 2019 to October 2022. Ms. Thompson holds a B.S. in Biology/Animal Physiology and Neuroscience from the University of California, San Diego. We believe Ms. Thompson’s directorship experience, coupled with her leadership experience in high growth eCommerce roles, qualify her to serve as a director on our Board.

Continuing Directors
Class III Directors (terms expiring in 2027)
Myles McCormick. Myles McCormick began serving on our Board in September 2021. Since September 2025 Mr. McCormick has been serving as the Chief Executive Officer of Divi. Prior to Divi, Mr. McCormick served as Chief Executive Officer of FORMA Brands, an incubator, accelerator and curator of next-generation beauty brands, from August 2019 to January 2022. Prior to becoming the Chief Executive Officer of FORMA Brands, Mr. McCormick co-founded Elevate BrandPartners with Summit Partners, L.P., and served as the company’s chairman and Chief Executive Officer from August 2016 to August 2019. In this capacity, Mr. McCormick led early investments in Morphe Cosmetics and Quay Australia. Prior to forming Elevate, he served as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer of Bare Escentuals between December 2004 and March 2012, where he was credited with leading the public company through a $1.8 billion acquisition by Shiseido of Japan. Prior to joining Bare Escentuals, Mr. McCormick was the Chief Financial Officer of The Gymboree Corporation, a public children’s specialty retailer, from December 2001 to December 2004. Mr. McCormick also sits on the board of Quay Australia. In January 2023, FORMA Brands filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. Mr. McCormick holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo and an MBA from Notre Dame de Namur University. We believe Mr. McCormick’s extensive executive leadership experience in the fashion and beauty industries qualifies him to serve as a director on our Board.
Jill Ramsey. Jill Ramsey joined the Company in May 2020 as our Chief Executive Officer and began serving on the Board prior to the IPO. Ms. Ramsey served as our Chief Executive Officer until March 9, 2023. On November 7, 2023, Ms. Ramsey became Strategic Advisor to the Chief Executive Officer. Prior to joining the Company, Ms. Ramsey served as Chief Product and Digital Revenue Officer at Macy’s, Inc. from December 2017 to April 2020, where she led macys.com and the Macy’s mobile app. During her tenure, she drove a transformational change toward a more digital, agile, data and customer centric culture. Prior to Macy’s, she served as a Vice President of Merchandising at eBay from November 2015 to December 2017, where she led all eBay vertical businesses (excluding automotive) and merchandising support functions. Ms. Ramsey also spent 15 years at Walmart in eCommerce, leading merchandising across various categories. Ms. Ramsey serves on the Board of Directors for Flexible Steel Lacing Company, a global manufacturer of conveyor belt products. She also co-leads their Governance Committee and regularly attends Audit and Compensation Committee meetings. Ms. Ramsey holds an MBA in eCommerce and Strategy from Northwestern University, Kellogg School of Management, and received a B.A. in English Language and Literature from the University of Chicago. We believe that Ms. Ramsey’s previous directorship experience and her extensive leadership experience in the fashion, eCommerce, and merchandising industry qualifies her to serve as a director on our Board.
Class I Directors (terms expiring in 2028)

Christopher Dean. Christopher Dean began serving on our Board, including as Chairman, in September 2021. Mr. Dean has served as a Managing Director at Summit Partners, L.P. since 2001, where he co- leads the Growth Products & Services team. Mr. Dean currently serves on the boards of several privately-held companies including Brooklinen, Celcoin, Thuma, Ruggable, ShipMonk and Vestmark Financial. His prior directorships include Dr. Squatch (acquired by Unilever, NYSE: UL), EngageSmart (acquired by Vista Equity Partners), Focus Financial Partners (acquired by Clayton Dubilier), Investor Management Services (acquired by RealPage), optionsXpress (acquired by Charles Schwab, NYSE: SCHW), Progressive Finance (acquired by Aaron’s), PSC Info Group (acquired by Roark Capital), Senior Home Care (acquired by Oaktree Capital) and Sun Trading (acquired by Hudson Trading). Prior to his time at Summit Partners, L.P., Mr. Dean worked for Morgan Stanley, J.H. Whitney & Co. and Sun Microsystems. Mr. Dean holds a B.A. from the University of Notre Dame and an MBA from Harvard Business School. We believe Mr. Dean’s prior directorship experience and his deep knowledge of the Company’s business, strengths and opportunities qualifies him to serve as a director on our Board.
Ilene Eskenazi. Ilene Eskenazi began serving on our Board in December 2021. She is currently serving as the Chief Legal and Human Resources Officer of Chipotle Mexican Grill. She served as the Chief Human Resources
Officer of Chipotle from November 2023 to January 2026. She served as the Chief Human Resources Officer of Chipotle from November 2023 until January 2026. She served as Chief Legal and Human Resources Officer and Secretary of Petco Health and Wellness Company, Inc. from January 2022 to October 2023, and was their Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. From 2016 to September 2020, Ms. Eskenazi was the Global General Counsel and Chief Human Resources Officer of Boardriders, Inc. (formerly Quiksilver, Inc.), a leading action sports and lifestyle company. Prior to that, Ms. Eskenazi served as Chief Legal Officer and Senior Vice President of Talent Operations and Performance at True Religion Apparel, Inc., General Counsel for Red Bull North America, Inc. and Deputy General Counsel at The Wonderful Company. Ms. Eskenazi started her career at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. In July 2017, True Religion Apparel, Inc. filed a plan of reorganization under Chapter 11 of the

Bankruptcy Code. Ms. Eskenazi holds a B.A. in Philosophy from the University of Michigan and a J.D. from the University of California at Los Angeles School of Law. We believe Ms. Eskenazi’s expertise in legal and regulatory matters and experience in the apparel, footwear and accessories industry qualifies her to serve as a director on our Board.
Matthew Hamilton. Matthew Hamilton began serving on our Board in September 2021. Mr. Hamilton has served as a Managing Director at Summit Partners, L.P. since 2005, where he is focused on consumer-eCommerce, financial technology and services. Mr. Hamilton currently serves on the boards of Adviser Investments, Beyond Risk, Frontline Advance, Quay Australia, Snap Finance and Solo Brands (NYSE: SBDS). His prior board experience includes FORMA Brands and Patriot Growth Insurance Services. His investment experience also includes EngageSmart, Flow Traders (Euronext: FLOW), Focus Financial Partners (acquired by KKR and Stone Point Capital), Progressive Finance (acquired by Aaron's), Salient Partners, Telerik (acquired by Progress Software) and Vestmark Financial. In January 2023, FORMA Brands filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. Mr. Hamilton holds a B.A. in Economics from Colby College. We believe Mr. Hamilton's directorship experience and deep knowledge of eCommerce qualify him to serve as a director on our Board.
Controlled Company; Independence Status
Summit controls a majority of our outstanding shares of common stock. As a result, we are a “controlled company.” Under the rules of the New York Stock Exchange (“NYSE”), a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:
•we have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;
•we have a compensation committee that is composed entirely of independent directors;
•we have a nominating and corporate governance committee that is composed entirely of independent directors; and
•the charters of the compensation committee and the nominating and corporate governance committee require an annual performance evaluation of the respective committee.
We rely on the exemption described above with respect to the composition of the Nominating Committee. However, we could in the future choose to rely on other exemptions. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation Committee may not consist entirely of independent directors, and our Compensation Committee and Nominating Committee may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
No director is considered independent unless our Board affirmatively determines that he or she has no material relationship with us that would interfere with the exercise of independent judgment. We monitor the status of our directors through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed. Based on such disclosures and a review of each director’s background, employment, and affiliations and relationships with the Company, our Board affirmatively determined that Christopher Dean, Ilene Eskenazi, Sourav Ghosh, Matthew Hamilton, Myles McCormick and Kelly Thompson are independent for purposes of all applicable NYSE listing standards. Our Board has also determined that Sourav Ghosh, Myles McCormick and Kelly Thompson are independent under the heightened independence standards for audit committee service.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
During the year ended December 31, 2025, our Board held 5 meetings, and our Audit Committee, Compensation Committee and Nominating Committee each held 4 meetings, respectively. Directors are expected to attend the virtual annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2025, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served. All of our eight current directors attended our 2025 annual meeting.

Our independent directors regularly meet in executive session without management, management directors or non-independent directors present. Our Board Chair presides at such meetings.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://ir.aka-brands.com. Our website is not part of this proxy statement.
The table below sets forth the composition of our Board committees as of March 30, 2026:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher Dean, Chair			X (Chair)
Wesley Bryett
Ilene Eskenazi		X
Sourav Ghosh	X (Chair)
Matthew Hamilton		X (Chair)
Myles McCormick	X	X
Jill Ramsey			X
Kelly Thompson	X		X
Audit Committee
Our Audit Committee is composed of Messrs. Ghosh and McCormick and Ms. Thompson, with Mr. Ghosh serving as Chair of the committee. Our Board has determined that each of Messrs. Ghosh and McCormick and Ms. Thompson meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. In addition, our Board has determined that each of Messrs. Ghosh and McCormick is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on Messrs. Ghosh and McCormick any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee.
The Audit Committee is responsible for, among other matters:
•appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm;
•reviewing our independent registered public accounting firm’s independence from management;
•reviewing with our independent registered public accounting firm the scope of its audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC;
•our selection and application of accounting principles, accounting policies, financial reporting processes and controls and compliance with applicable legal and regulatory requirements;
•reviewing and discussing with management the risks faced by us and the policies, guidelines and process by which management assesses and manages our risks, including our major financial risk exposures and cybersecurity risks and the steps management has taken to monitor and control such exposures;
•monitoring compliance with our code of ethics, including investigating any alleged violation and enforcing provisions of the code;
•reviewing and approving related party transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Our Compensation Committee is composed of Messrs. Hamilton and McCormick and Ms. Eskenazi, with Mr. Hamilton serving as Chair of the committee.

The Compensation Committee is responsible for, among other matters:
•annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;
•reviewing and making recommendations to the Board regarding the compensation of our other executive officers;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•reviewing and establishing our overall management compensation, philosophy and policy;
•reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk;
•overseeing and administering our compensation and similar plans; and
•reviewing and making recommendations to our Board with respect to director compensation.
Nominating and Corporate Governance Committee
Our Nominating Committee is composed of Mr. Dean, Mses. Ramsey and Thompson, with Mr. Dean serving as Chair of the committee. The Nominating Committee is responsible for, among other matters:
•identifying and assessing persons qualified to become Board members, consistent with the qualification standards and criteria approved by the Board;
•subject to the rights of the Principal Stockholders under the Director Nomination Agreement, recommending to the Board a slate of director nominees for election or reelection at the annual meeting of stockholders;
•developing and recommending to the Board for approval standards for determining whether a director is independent;
•developing and recommending to the Board for approval a succession plan for our Chief Executive Officer, reviewing the succession plan periodically, developing and evaluating potential candidates for Chief Executive Officer and recommending to the Board any changes to and any candidates for succession under the succession plan;
•recommending to the Board the structure and membership of Board committees;
•recommending to the Board persons to fill Board and committee vacancies;
•overseeing annual evaluations of the Board and committees of the Board; and
•developing and recommending to the Board, and reviewing periodically, the corporate governance guidelines applicable to the Company and amendments thereto.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions and related key governance practices. Our Board believes that the mix of experienced independent directors, management directors and directors affiliated with Summit that currently comprises our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its stockholders.
Independence
Our Board has an effective mix of independent directors and non-independent directors. Our Board includes two representatives from Summit, Messrs. Dean and Hamilton, four other independent directors and two management or former management directors.

Separate Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The roles of Chair and Chief Executive Officer currently are separate. The Board believes that this structure clarifies the individual roles and responsibilities of the Chief Executive Officer and the Chair, streamlines decision-making, and enhances accountability.
The Board believes that, at this time, separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows the Chief Executive Officer to focus on the management of the Company, day-to-day operations and engaging with external stakeholders.
Our Chair, Mr. Dean, focuses his attention on the broad strategic issues considered by the Board, leveraging his extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including prior directorship experience and deep knowledge of our business and our strengths and opportunities. This experience and knowledge give Mr. Dean the insight necessary to navigate the responsibilities of strategic development and execution, positioning him well to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.
Self-Evaluation
Our Nominating Committee periodically discusses the composition of the Board, noting the directors’ diversity in background, experiences and skillsets, as well as the composition of the committees of the Board. In addition, the Nominating Committee regularly discusses whether the Board and its committees and the Company’s management are functioning effectively. The Nominating Committee’s assessment focuses on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
Management Succession
The Nominating Committee is responsible for developing and periodically reviewing a succession plan for the Chief Executive Officer. The entire Board works with the Nominating Committee to evaluate potential successors to the Chief Executive Officer.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial risk exposures and cybersecurity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating Committee oversees our major corporate governance risks.
In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as regulatory and legal risks and strategic planning. At this time, the Board believes that having an independent Chair separate from the Chief Executive Officer position enhances the Board’s independent oversight of management and the Company’s strategic planning and risk mitigation measures at a critical time for the Company’s operations. Additionally, the Chair of the Board ensures that there is sufficient time on the Board agenda for risk management. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to what we believe are the most significant risks that could affect our business, such as legal and regulatory risks, privacy risks, and financial, tax and audit related risks.
Cybersecurity
Our Board, in coordination with the Audit Committee, oversees the management of risks from cybersecurity threats, including the policies, standards, processes and practices that the Company’s management implements to address risks from cybersecurity threats. The Board and the Audit Committee each receive regular presentations and reports on cybersecurity risks, which address a wide range of topics including, for example, recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to the Company’s peers and third parties. The Board and the Audit Committee also receive prompt and timely information regarding any cybersecurity incident that meets established reporting thresholds, as well as ongoing updates regarding such incident until it has been addressed.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on the Investor Relations page of our website at https://ir.aka-brands.com. Our website is not part of this proxy statement. We intend to disclose any amendments to the Code of Ethics, or any waivers of its requirements, on our website.
Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
a.k.a. Brands Holding Corp.
100 Montgomery Street, Suite 2270
San Francisco, CA 94104
Telephone: (415) 295-6085
Attention: Board of Directors
c/o Corporate Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as executive officers of the Company as of March 30, 2026:

Name	Age	Position
Ciaran Long	53	Chief Executive Officer
Kevin Grant	45	Chief Financial Officer
Michael Trembley	48	Chief Information Officer and Senior Vice President of Operations
Kenneth White	46	Chief Legal Officer & Head of People
Ciaran Long has served as Chief Executive Officer since January 2025. Mr. Long also served as our Interim Chief Executive Officer from March 2023 to January 2025. Mr. Long joined us in April 2021 as our Chief Financial Officer and served in that role until January 2025. Mr. Long is a strategic leader with over 20 years of experience developing and managing high performance, cross-functional teams geared toward driving organizational growth and change. Immediately prior to joining a.k.a. Brands, Mr. Long served as Chief Financial Officer at Samsclub.com, a multi-billion-dollar omnichannel business, and Vice President of Finance for Membership, Marketing and Supply Chain at Sam’s Club, a division of Walmart, since November 2017. During his seven-year tenure at Walmart, Inc. he held numerous leadership positions within Walmart’s eCommerce divisions between September 2014 and 2021, including Vice President Finance – Merchandising, and Vice President of Finance – Supply Chain, Customer Care and Payments. Mr. Long joined Walmart after Co-founding CleanGrow, a company that developed new sensor technology to measure key water quality parameters, where he managed the company from April 2009 to August 2014. Mr. Long is a qualified Irish Chartered Accountant.
Kevin Grant has served as our Chief Financial Officer since January 2025. Mr. Grant joined us in April 2021 as our Vice President & Global Controller and served in that role until January 2025. From November 2019 until April 2021, Mr. Grant was the Group Controller for Walmart U.S. e-commerce brands, including Jet.com, Bonobos, Eloquii, Shoes.com, Modcloth and Moosejaw, where he led the accounting transformation and integration of e-commerce business acquired by Walmart. Prior to that, Mr. Grant held several other leadership positions within Walmart’s e-commerce divisions, including service as the Controller of SamsClub.com; Head of Controllership M&A and Head of Technical Accounting. Prior to his time at Walmart, Mr. Grant spent 11 years, from December 2002 until December 2013, in Ernst & Young’s Assurance Practice, serving registrants and venture capital-backed private companies in the technology and digital media industries. Mr. Grant earned his B.B.A. from Pacific Lutheran University.
Michael Trembley has served as our Chief Information Officer and Senior Vice President of Operations since September 2020. Mr. Trembley brings more than 25 years of experience in leveraging technology platforms and leading operations in eCommerce, retail and digital consumer services. Prior to joining a.k.a. Brands, Mr. Trembley served as Vice President of Product Management at Macy’s from April 2018 to March 2020, where he led the evolution and scaling of merchant and vendor technology platforms and was the business and operations owner for drop-ship and marketplace businesses, and Mr. Trembley served as an e-Commerce Consultant within Rite Aid Corporation’s Merchandising, Operations and Supply Chain unit from June 2020 to September 2020. Before Macy’s, he spent thirteen years at Walmart in a variety of roles between January 2005 and March 2018. Most recently, Mr. Trembley served as the Vice President of Marketplace and Partner Services of Walmart, where he led the strategy, platform development and operations of the third-party marketplace and drop-ship businesses from March 2017 to March 2018. Mr. Trembley currently serves as Board Advisor to Brand3P, helping leading brands deploy eCommerce and marketplaces retail strategies. He received a B.S. in Business Administration from the University of Arizona, Eller College of Management.
Kenneth White has served as our Chief Legal Officer & Head of People since June 2023. Mr. White joined us in June 2022 as Vice President, Head of Legal and Human Resources and served in that role until June 2023. Mr. White is a strategic leader with over 18 years of experience providing legal, operational and strategic advice to business leaders and colleagues. Prior to joining a.k.a. Brands, Mr. White served as Vice President, Legal at Viant, a publicly traded digital advertising company, from February 2022 to June 2022. At Viant, he was responsible for providing business and legal guidance on a wide variety of subject matters, including commercial transactions, intellectual property portfolio management and enforcement, and labor and employment strategies and issues. Before Viant, Mr. White served as VP, Business & Legal Affairs at Ethika, a leading San Clemente-based lifestyle brand, from March 2018 to February 2022. At Ethika, Mr. White drove complex commercial transactions and operations that advanced critical corporate goals during a period of rapid company growth. Prior to Ethika, from January 2015 to March 2018, Mr. White served as VP, Associate General Counsel at Allianz Asset Management of America, the parent company of PIMCO, one of the largest asset managers in the world, and provided business and legal advice on various corporate governance, finance, investments, insurance and marketing and advertising matters. Mr. White holds a J.D. from the Michigan State University College of Law and a B.A. in Communications from California State University, Fullerton.

EXECUTIVE AND DIRECTOR COMPENSATION
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated persons serving as executive officers at the end of the year ended December 31, 2025:

Name	Principal Position
Ciaran Long	Chief Executive Officer
Kevin Grant	Chief Financial Officer
Michael Trembley	Chief Information Officer and Senior Vice President of Operations
Objectives of our Compensation Program
Our compensation objectives have been to recruit and retain a talented team of employees to grow and develop our business, and to reward those employees for accomplishments related to our growth and development.
a.k.a. Brands has a standing Compensation Committee, which reviews and determines executive compensation for the Chief Executive Officer and, based on the recommendation of our Chief Executive Officer, the rest of the management team. Our Compensation Committee seeks to align long-term and current compensation with competitive practices. Our Compensation Committee reviews and evaluates our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. Since November 2023, the Compensation Committee has engaged Exequity LLP (“Exequity”), an independent compensation consultant, to provide: executive compensation, incentive compensation, and equity compensation data; assistance with the Compensation Committee’s review of executive pay proposals and program designs; competitive assessments of executive officer and director compensation; assessment and recommendations for the annual and long-term incentive plan designs to meet the Company’s objectives; presentations on annual trends and governance updates; analysis of equity usage and comparison to peer companies; and support with respect to the relevant legal and regulatory considerations impacting executive compensation and benefit programs. The Compensation Committee reviewed the services provided by Exequity and considered the factors prescribed by the SEC and the NYSE to assess the independence of Exequity, and based on its review, the Compensation Committee does not believe there is any conflict of interest between the Company and Exequity. During 2025, Exequity was paid $133,081 in connection with determining and/or recommending the amount and form of the Company’s executive and director compensation. The compensation plans and arrangements for our Named Executive Officers consist of annual base salary, short-term annual incentive awards, long-term equity incentive awards, health and retirement benefits and, when appropriate, retention bonuses.

2025 Summary Compensation Table
The table below sets forth the compensation paid to, awarded to or earned by our Named Executive Officers for their services in all capacities during the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Ciaran Long(5)	2025	523,558	(6)	—		189,175	1,024,200	372,750	18,809	2,128,492
Chief Executive Officer	2024	481,481		300,000	(7)	960,238	—	300,000	18,481	2,060,200
Kevin Grant(8)	2025	365,818		19,500	(11)	589,166	—	133,200	18,088	1,125,772
Chief Financial Officer
Michael Trembley	2025	379,524	(9)	—		189,175	—	153,398	12,932	735,029
Chief Information Officer and Senior Vice President of Operations	2024	364,927		100,000	(10)	347,438	—	147,499	9,238	969,102
________________
(1)The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the RSUs granted to the Named Executive Officers during the years presented, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in calculating the grant date fair value of the RSUs are set forth in Note 12 to the consolidated financial statements disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2026. Awards subject to performance-based vesting conditions are reported based on the grant date fair value of such awards assuming probable outcome of the applicable performance metrics. The grant date fair value of Mr. Long’s PSUs granted in 2024 assuming maximum achievement of the applicable performance metrics was $612,800.
(2)The amounts reported in the Option Awards column represent the aggregate grant date fair value of the stock options granted to the Named Executive Officers during the years presented, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 12 to the consolidated financial statements disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2026. Awards subject to performance-based vesting conditions are reported based on the grant date fair value of such awards assuming probable outcome of the applicable performance metrics. The grant date fair value of Mr. Long’s stock options assuming maximum achievement of the applicable performance metrics was $1,024,200.
(3)Reflects the amounts Messrs. Long, Grant and Trembley received related to their performance in each of 2024 and 2025. See the sections titled “Narrative Disclosure to Summary Compensation Table—Employment Agreements” and “Narrative Disclosure to Summary Compensation Table—Annual Bonus” below for additional details.
(4)The amounts reported in the All Other Compensation column reflect the 401(k) plan matching contributions made by the Company and amounts paid with respect to life insurance premiums on behalf of each of Messrs. Long, Grant and Trembley during the years ended December 31, 2024 and 2025. See “2024 Elements of Compensation—Other Benefits” above for additional information regarding 401(k) plan contributions.
(5)Effective January 13, 2025, the Board appointed Mr. Long to the position of Chief Executive Officer and removed him from the position of Chief Financial Officer. Prior to his appointment as Chief Executive Officer, Mr. Long served as the Company’s Interim Chief Executive Officer (since March 2023) and its Chief Financial Officer (since April 2021).
(6)Effective January 13, 2025, the Board appointed Mr. Long to the position of Chief Executive Officer which increased his salary from $500,000 to $525,000.

(7)In year ended December 2024, the Board approved a bonus payment to Mr. Long for serving as Interim Chief Executive Officer. In addition, Mr. Long received $250,000 as a retention cash bonuses, paid out in 2024, because the Compensation Committee determined that we did not achieve our performance targets in the prior fiscal year.
(8)Effective January 13, 2025, the Board appointed Mr. Grant to the position of Chief Financial Officer.
(9)On March 31, 2025, Mr. Trembley’s annual base salary was increased from $368,746 to $383,495.
(10)Mr. Trembley received $100,000 as a retention cash bonus, paid out in 2024, because the Compensation Committee determined that we did not achieve our performance targets in the prior fiscal year.
(11)Mr. Grant received $19,500 as a retention cash bonus, paid out in 2025, because the Compensation Committee determined that we did not achieve our performance targets in 2023.
Narrative Disclosure to Summary Compensation Table

2025 Elements of Compensation
The key elements of total direct compensation for our Named Executive Officers in 2025 were base salary, annual cash bonuses, and incentive equity awards. Annual cash bonuses and incentive equity awards represent the performance-based elements of our compensation program. Set forth below is a summary of these key elements of compensation.
Base Salaries
Each of our Named Executive Officers receives a base salary. Base salary is a fixed element of each Named Executive Officer’s compensation and is intended to recognize the Named Executive Officer’s experience, skills, knowledge and responsibilities. Each Named Executive Officer’s base salary as of December 31, 2025 is set forth in the table below.

Name	Annual Base Salary Rate ($)
Ciaran Long	525,000
Kevin Grant	370,000
Michael Trembley	383,495
Annual Cash Bonuses
In 2025, each of our Named Executive Officers had the opportunity to earn an annual cash bonus for 2025 based on achievement of pre-determined performance criteria. Each Named Executive Officer’s target annual cash bonus opportunity for 2025 is set forth in the table below. For the year ended December 31, 2025, Messrs. Long, Grant and Trembley were eligible to earn an annual cash bonus based on the achievement of certain corporate objectives approved by our Board. Significant overachievement of all goals could have resulted in a payout of up to 200% of the target. Our Compensation Committee approved bonuses for Messrs. Long, Grant and Trembley of $372,750 (71% of the target bonus), $133,200 (90% of the target bonus) and $153,398 (80% of the target bonus), respectively. Each bonus was below the respective executive's target bonus amount, reflecting the Compensation Committee's assessment of both the Company's and each executive's individual achievement against and contribution to performance goals and targets for fiscal year 2025.
The goals under our 2025 bonus program were based on Company performance against pre-established performance goals and individual performance. The performance goals for the year ended December 31, 2025 were weighted between sales and EBITDA metrics.

Name	2025 Target Annual Cash Bonus Amount ($)	2025 Target Annual Cash Bonus (% of Annual Base Salary)
Ciaran Long	525,000	100
Kevin Grant	148,000	40
Michael Trembley	191,748	50

Long-Term Compensation
We provide long-term incentive compensation in the form of restricted stock units (“RSUs”), granted under our 2021 Omnibus Incentive Plan (as amended, the “2021 Omnibus Plan”), to our Named Executive Officers because we believe it promotes long-term growth and profitability by aligning the interests of our management with the interests of our stockholders and by encouraging retention. However, in 2025 we granted stock options to Mr. Long in connection with his promotion to Chief Executive Officer. Details of our long-term incentives can be found below in “Performance-based Stock Option.”
Time-Based Restricted Stock Units
As one of the key elements of our compensation program, we have granted our Named Executive Officers restricted stock units (“RSUs”) as long-term compensation under the 2021 Omnibus Plan. Each RSU grant is subject to a three-year vesting schedule, as described below in the“Outstanding Equity Awards at 2025 Fiscal Year-End Table” below, subject to continued service on each applicable vesting date.
Performance-based Stock Option
In connection with Mr. Long’s appointment as the Chief Executive Officer, on January 13, 2025, we made a grant of a performance-based stock option (the “Option”) to Mr. Long under the 2021 Omnibus Plan, representing a contingent right to purchase 100,000 shares of our common stock at a specified price, upon vesting of the Option. The Option is divided into four tranches, each subject to the achievement of specified stock price goals, such that Mr. Long will realize value only in the event of sustained stock price appreciation above the applicable price thresholds.
The Option is divided into four tranches (each, an “Option Tranche”), with each Option Tranche representing a portion of the Option covering the number shares of common stock and the per share exercise price, in each case, specified next to the applicable Option Tranche in the table below. Following the achievement of the applicable price per share goal with respect to the Option Tranche, as set forth in the table below, Mr. Long is eligible to exercise such Tranche until January 13, 2035, provided that, any right to exercise the Option will cease upon his termination, following the expiration of any applicable post-termination exercise period. Except as provided below, the applicable Option Tranche will vest on the first date on which the applicable price per share goal is achieved. If any price per share goal was achieved prior to January 13, 2026, the vesting date for the applicable Option Tranche(s) would have been January 13, 2026. Each Option Tranche’s price per share goal will be considered achieved if the average closing price per share of common stock for a 20 consecutive trading‑day period equals or exceeds the price per share goal or, in the case of a Change in Control (as defined in the 2021 Omnibus Plan), the price per share paid by the acquiror equals or exceeds the price per share goal.

Option Tranche	Number of Shares Subject to Each Option Tranche	Exercise Price Per Share of Stock	Price Per Share Goal
1	20,000	$20	$120
2	20,000	$60	$120
3	20,000	$120	$138
4	40,000	$180	$180
Employment Agreements
We are party to employment agreements with each of Messrs. Long, Grant and Trembley. The employment agreements with Messrs. Long, Grant and Trembley were entered into on January 13, 2025, January 13, 2025 and October 15, 2020, respectively, and have initial employment terms of four years from the applicable effective date. Each employment agreement provides for automatic annual renewals following the end of the initial employment term, unless either party (or in the case of Mr. Trembley, the Company) provides at least 60 days’ prior notice of non-renewal, but also may be terminated at any time by either party prior to the end of the employment term.
The employment agreements provide, among other things: (i) the annual base salaries for Messrs. Long, Grant and Trembley, currently set at $525,000, $370,000 and $368,745, respectively, subject to increases from time to time in the sole discretion of the Board; (ii) a target annual performance bonus opportunity for Messrs. Long, Grant and Trembley currently set at 100%, 40% and 50% of the Named Executive Officer’s annual base salary, respectively; and (iii) eligibility to participate in any employee benefit plans that we may have in effect from time to time for our executive-level personnel. Additionally, pursuant to Mr. Trembley’s employment agreement, he is eligible to receive supplemental discretionary bonuses from time to time as determined by the Compensation Committee.

The employment agreements also provide certain severance benefits to each Named Executive Officer upon certain terminations. See the section titled “Potential Payments Upon Termination or Change in Control” below.
The employment agreements subject each Named Executive Officer to the following restrictive covenants: (i) perpetual confidentiality, (ii) assignment of intellectual property, (iii) non-competition during his employment, (iv) non-disparagement during his employment (which non-disparagement covenants in Mr. Long’s employment agreements are mutual), (v) non-solicitation of our customers, suppliers, licensees, licensors and other business relations during his employment and (vi) non-solicitation of our employees and independent contractors during his employment and for a period of one year following termination of such employment.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2025.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Ciaran Long	1,588,171	(2) (3)	529,390		N/A(4)	N/A	—		—	—		—
	—		—		N/A	N/A	—		—	150,000	(5)	1,605,000
	—		—		N/A	N/A	4,584	(6)	49,049	—		—
	—		—		N/A	N/A	10,938	(7)	117,037	—		—
	—		—		N/A	N/A	17,500	(8)	187,250	—		—
	—		20,000	(9)	20.00	1/13/2035	—		—	—		—
	—		20,000	(9)	20.00	1/13/2035	—		—	—		—
	—		20,000	(9)	120.00	1/13/2035	—		—	—		—
	—		40,000	(9)	180.00	1/13/2035	—		—	—		—
Kevin Grant	109,207	(2) (3)	72,804		N/A(4)	N/A	—		—	—		—
	—		—		N/A	N/A	3,750	(6)	40,125	—		—
	—		—		N/A	N/A	5,833	(10)	62,413	—		—
	—		—		N/A	N/A	20,439	(11)	218,697	—		—
	—		—		N/A	N/A	17,500	(8)	187,250	—		—
Michael Trembley	823,054	(2) (3)	274,352		N/A(4)	N/A	—		—	—		—
	—		—		N/A	N/A	4,584	(6)	49,049	—		—
	—		—		N/A	N/A	10,938	(7)	117,037	—		—
	—		—		N/A	N/A	17,500	(8)	187,250	—		—
________________
(1)Market value is based upon the closing price of $10.70 per share of our common stock on December 31, 2025 (the last trading day of the year ended December 31, 2025).
(2)In connection with the reorganization transactions that occurred concurrently with our IPO, Messrs. Long, Grant and Trembley exchanged their incentive units of Excelerate, L.P. for incentive units of New Excelerate, L.P. with the same terms and conditions (“Incentive Units”). The Incentive

Units granted to Messrs. Long, Grant and Trembley are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options due to the fact that they only have value as the value of the underlying security appreciates. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulations S-K as an instrument with an “option-like feature.”
(3)Represents Incentive Units that are fully vested as of the date of this Proxy Statement.
(4)The Incentive Unit awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.
(5)Represents 150,000 performance-based restricted stock units (“PSUs") divided into ten tranches. Each tranche is eligible to vest during the period beginning on the Grant Date and ending on the earlier of a Change of Control (as defined in the 2021 Omnibus Plan) and May 15, 2029, based on the achievement of specified price-per-share goals measured over 30 consecutive trading days. If any price-per-share goal was achieved prior to April 1, 2025, the vesting date for the applicable tranche was April 1, 2025.
(6)Represents RSUs that vest as follows: (i) one third of the RSUs vest on November 7, 2024 and (ii) the remaining RSUs will vest pro rata in equal amounts each quarter beginning on February 7, 2025 until fully vested on November 7, 2026.
(7)Represents RSUs that vest as follows: (i) one third of the RSUs vest on August 12, 2025 and (ii) the remaining RSUs will vest pro rata in equal amounts each quarter beginning on November 12, 2025 until fully vested on August 12, 2027.
(8)Represents RSUs that vest as follows: (i) one third of the RSUs vest on June 18, 2026 and (ii) the remaining RSUs will vest pro rata in equal amounts each quarter beginning on September 18, 2026 until fully vested on June 18, 2028.
(9)Represents shares underlying the Option described in the sections “—Performance-based Stock Option” above. The Option has the vesting conditions described in “—Performance-based Stock Option” above.
(10)Represents RSUs that vest as follows: (i) one third of the RSUs vest on August 7, 2025 and (ii) the remaining RSUs will vest pro rata in equal amounts each quarter beginning on November 7, 2025 until fully vested on August 7, 2027.
(11)Represents RSUs that vest as follows: (i) one third of the RSUs vest on January 13, 2026 and (ii) the remaining RSUs will vest pro rata in equal amounts each quarter beginning on April 13, 2026 until fully vested on January 13, 2028.
Additional Narrative Disclosure
Equity and Cash Incentives – 2021 Omnibus Plan
In connection with our IPO, our Board adopted, and our stockholders approved, the 2021 Omnibus Plan, pursuant to which employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2021 Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards intended to align the interests of participants with those of our stockholders.
We initially reserved 408,355 shares of our common stock, as adjusted for the one-for-12 reverse stock split we effected on September 29, 2023 (the “Reverse Stock Split”), for issuance under the 2021 Omnibus Plan. The number of shares reserved for issuance under our 2021 Omnibus Plan automatically increases each January 1, by 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Board. Additionally, in 2023 and 2024, our Board and our stockholders approved amendments to the 2021 Omnibus Plan to increase the number of shares of common stock authorized for issuance thereunder by 833,333 shares, as adjusted for the one-for-12 Reverse Stock Split, and 1,100,000 shares, respectively. In addition, the following shares of our common stock will again be available for grant or issuance under the 2021 Omnibus Plan:
•shares subject to awards granted under the 2021 Omnibus Plan that are canceled, forfeited, settled in cash, or otherwise terminated without delivery to the participant of the full number of shares to which the award related; and
•shares withheld or surrendered in payment of taxes relating to an award.
The 2021 Omnibus Plan is administered by our Compensation Committee. The Compensation Committee has the authority to construe and interpret the 2021 Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2021 Omnibus Plan may be made subject to performance conditions and other terms. Awards were granted under the 2021 Omnibus Plan in 2023 and 2024 to Messrs. Long and Trembley. The Company intends to grant awards under the 2021 Omnibus Plan on a go-forward basis.
Employee and Retirement Benefits
We currently provide broad-based health and welfare benefits that are available to our full-time employees, including our Named Executive Officers, including health, life, vision, and dental insurance. In addition, we maintain a 401(k) plan, which is a tax-qualified retirement savings plan, and make matching contributions thereunder in an amount equal to 100% of the first 5% of an employee’s eligible pay contributions (up to the annual compensation limits).

Potential Payments Upon Termination or Change in Control
The employment agreements for Mr. Long, Mr. Grant and Mr. Trembley each provide for the payment of severance benefits upon certain terminations of employment.
Ciaran Long
Mr. Long’s employment agreement provides that in the event of a termination of Mr. Long by the Company without “Cause,” Mr. Long will be entitled to receive (i) his earned and unpaid base salary through the date of his termination, (ii) 12 months of continued base salary payments, (iii) any earned and unpaid annual bonus for which the applicable performance period has ended and (iv) reimbursement for COBRA premiums for himself and his dependents each month for a twelve-month period following his termination, in each case, provided that Mr. Long executes a general release of all claims against the Company.
Kevin Grant
Mr. Grant’s employment agreement provides that in the event of a termination of Mr. Grant by the Company without “Cause,” Mr. Grant will be entitled to receive (i) his earned and unpaid base salary through the date of his termination, (ii) an amount equal to six months’ of his then-current base salary, payable pro rata over the six-month period following his termination, (iii) any earned and unpaid annual bonus for which the applicable performance period has ended and (iv) reimbursement for COBRA premiums for himself and his dependents each month for a six-month period following his termination, in each case, provided that Mr. Grant executes a general release of all claims against the Company.
Michael Trembley
Mr. Trembley’s employment agreement provides that in the event of a termination of Mr. Trembley by the Company without “Cause,” Mr. Trembley will be entitled to receive: (i) his then-current base salary through the termination date; (ii) payment of any accrued but unused time off; (iii) any bonus amounts earned but not yet paid to Mr. Trembley; and (iv) an amount equal to four months of Mr. Trembley’s then-current base salary payable over a four-month period in regular installments. The payment described under clause (iv) above are subject to Mr. Trembley’s timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with certain restrictive covenant obligations set forth in his employment agreement.
Treatment of Incentive Units upon a Change in Control
Under the Incentive Unit Agreements entered into by each of Messrs. Long and Trembley, in the event of a “liquidity event,” each Named Executive Officer’s unvested performance-based vesting Incentive Units will vest if, and only if, certain investors realize “investor returns” equal to or greater than 3.0 times their investor contributions, subject to the Named Executive Officer’s continued employment on the applicable vesting date. In the event of a “sale transaction,” each Named Executive Officer’s unvested time-based vesting Incentive Units will fully accelerate, subject to the Named Executive Officer’s continued employment on the applicable vesting date.
For purposes of the Incentive Unit Agreements, “liquidity event” means (i) a Sale of Excelerate L.P. (as defined in the Excelerate, L.P. Second Amended and Restated Agreement of Exempted Limited Partnership), (ii) the dissolution, liquidation or winding-up of Excelerate, L.P. or any of its subsidiaries holding a majority of their consolidated assets (but excluding any such dissolution, liquidation or winding up of a subsidiary in an internal reorganization) or (iii) the initial public offering or listing of Excelerate, L.P. or any of its subsidiaries on any national securities exchange or substantially equivalent market (including any Rule 144A market or exchange sponsored private market).
For purposes of the Incentive Unit Agreements, “sale transaction” means a sale of all or substantially all of the equity of Excelerate, L.P. or a sale of all or substantially all of the assets of Excelerate, L.P. (on a consolidated basis taken as a whole, including, for clarity, all or substantially all of the equity interests of Excelerate, L.P.’s subsidiaries).

Clawback Policy
On November 27, 2023, the Board, on the recommendation of the Compensation Committee, adopted an Executive Incentive Compensation Recoupment Policy (the “Clawback Policy”) effective October 2, 2023 in compliance with Section 303A.14 of the NYSE Listed Company Manual and Section 10D of the Exchange Act. Under the Clawback Policy, the Company must recover from any “Executive Officer,” as such term is defined in Rule 10D-1 under the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, of the Company the amount of any erroneously awarded incentive-based compensation within a specified look-back period in the event of any accounting restatement. Covered accounting restatements include both a restatement of our financial statements to correct an error that is material to previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the information in a restatement. During the year ended December 31, 2025, the Company was not required to recoup any compensation under the Clawback Policy.
2025 Director Compensation
The following table shows information regarding the compensation earned or paid during 2025 to directors who served on the Board during the year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
Ilene Eskenazi	60,000	72,799	—		132,799
Sourav Ghosh	65,000	72,799	—		137,799
Myles McCormick	75,000	72,799	—		147,799
Kelly Thompson	72,500	72,799	—		145,299
Wesley Bryett	—	—	562,822	(2)	562,822
Christopher J. Dean(3)	—	—	—		—
Matthew Hamilton(3)	—	—	—		—
Jill Ramsey(4)	—	—	193,128	(4)	193,128
________________
(1)The amounts reported in the Stock Awards column represent the aggregate grant date fair value of RSUs granted in during the year ended December 31, 2025, as computed in accordance with ASC 718. As of December 31, 2025, Ms. Eskenazi held 5,852 RSUs; Mr. Ghosh held 5,852 RSUs; Mr. McCormick held 5,852 RSUs; and Ms. Thompson held 5,852 RSUs, in each case as adjusted for the Reverse Stock Split. No other stock awards or option awards were held by our directors as of December 31, 2025.
(2)The All Other Compensation reported for Mr. Bryett represents an employee salary ($604,147 AUD) and bonus ($238,476 AUD) pursuant to Mr. Bryett’s role as Co-CEO of Princess Polly. Amounts reported in this column reflects conversion from AUD to USD at an exchange rate of $0.66794 on 12/31/2025, as reported on Oanda.
(3)No compensation was paid to Messrs. Dean or Hamilton for their service on the Board as they are affiliated with Summit.
(4)The All Other Compensation reported for Ms. Ramsey represents an employee salary ($150,000), bonus ($33,750), and 401(k) plan matching contributions made by the Company and amounts paid with respect to life insurance premiums ($9,378) pursuant to her role as a strategic advisor.
Non-Employee Director Compensation
Our non-employee directors who are not affiliated with Summit are eligible to receive compensation for their service on our Board. Each non-employee director is entitled to an annual cash retainer of $50,000, paid in twelve monthly equal installments and prorated for any partial year of service on our Board. In addition, our non-employee directors received an annual grant of 5,852 RSUs with an aggregate grant date value of $72,799, subject to a one-year vesting period.
A non-employee director who is not affiliated with Summit is entitled to additional cash compensation in the amount of $20,000 for service as chairperson or lead director of the Board; $15,000 for Audit Committee service; $10,000 for Compensation Committee service; and $7,500 for Nominating Committee service. Directors who are also employees of the Company or are affiliated with Summit do not receive compensation.
Our directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our amended and restated bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

Equity Grant Practices
We do not regularly make stock option awards to our executive officers or directors. To the extent the Board and/or the Compensation Committee choose to make stock option awards to executive officers or directors, the Board and/or the Compensation Committee do not seek to time stock option grants to take advantage of material non-public information (“MNPI”), either positive or negative, about the Company which has not been publicly disseminated. The timing of any stock option awards generally is based on other events, such as the appointment or promotion of a new executive officer or the achievement of certain performance measures by one or more of our brands. The Company has not timed the disclosure of MNPI for the purpose of affecting the value of executive or director compensation.
During the fiscal year ended December 31, 2025, we did not award any options to an NEO in the period beginning four business days before the filing of a periodic report on Form 10-K or Form 10-Q or the filing of a Current Report on Form 8-K disclosing MNPI and ending one business day after the filing or furnishing of such report.
Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2025, concerning outstanding awards under the Company’s equity compensation plans, the weighted average exercise price of outstanding options and the number of shares available for future issuance under the plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,213,009	$107.72	1,139,812
Equity compensation plans not approved by security holders	—	—	—
Total	1,213,009	$107.72	1,139,812
________________
(1)Represents the 2021 Omnibus Plan and the a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”). As of December 31, 2025, the total number of shares available for issuance under the 2021 Omnibus Plan and the ESPP were 812,061 shares and 327,751 shares, respectively, subject to adjustments in the event of a stock split, stock dividend or other change in our capitalization. The number of shares reserved for issuance under the 2021 Omnibus Plan automatically increases each January 1 beginning with calendar year 2022, by a number of shares equal to 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser amount of shares as determined by the Compensation Committee. The total number of shares reserved for issuance under the ESPP increases each January 1 beginning with calendar year 2022, by a number of shares equal to 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by the Compensation Committee. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2021 Omnibus Plan are added back to the shares of common stock available for issuance under such plan.
(2)Reflects number of securities to be issued upon exercise of outstanding options or settlement of RSUs and PSUs under the 2021 Omnibus Plan.
(3)Reflects exercise price of outstanding options. Does not reflect outstanding RSUs or PSUs, as such awards do not have an exercise price.
(4)As of December 31, 2025, the total number of shares available for issuance under the 2021 Omnibus Plan and the ESPP were 812,061 shares and 327,751 shares, respectively, subject to adjustments in the event of a stock split, stock dividend or other change in our capitalization.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP, a Delaware limited partnership (“PwC USA”), as our independent registered public accounting firm for the year ending December 31, 2026.
After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Audit Committee and the Board believe that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of the Audit Committee’s selection of our independent registered public accounting firm.
Change in Independent Registered Public Accounting Firm
As previously disclosed, on March 11, 2024 (the “Resignation Date”), PricewaterhouseCoopers, an Australian partnership (“PwC Australia”) and our independent registered public accounting firm for the year ended December 31, 2023, informed the Company of PwC Australia’s resignation as the independent registered public accounting firm for the Company, effective immediately.
The report of PwC Australia on the Company’s consolidated financial statements as of and for the year ended December 31, 2023 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
In addition, during the year ended December 31, 2023, as well as during the subsequent interim period preceding the Resignation Date, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between us and PwC Australia with respect to any matter relating to accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of PwC Australia, would have caused PwC Australia to make reference to the subject matter of the disagreements in its report on our consolidated financial statements with respect to such periods, and there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for identified material weaknesses in our internal control over financial reporting related to (i) the Company not having sufficiently designed, implemented and documented internal controls at the entity level and across key business and financial processes to allow the Company to achieve complete, accurate and timely financial reporting and (ii) the Company not designing and implementing controls to maintain appropriate segregation of duties in its manual and information technology-based business processes. We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the deficiencies that led to these material weaknesses. These material weaknesses and remediation plans are more fully described in Part I, Item 4, "Controls and Procedures", of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 through September 30, 2025, and in Part II, Item 9A, "Controls and Procedures", of our Annual Reports on Form 10-K for the years ended December 31, 2025, 2024, 2023 and 2022, as filed with the SEC.
We provided PwC Australia with a copy of the disclosure made in response to Item 4.01 of Form 8-K prior to filing a Current Report on Form 8-K containing such disclosure with the SEC on March 14, 2024 and requested that PwC Australia furnish us with a letter addressed to the SEC stating whether PwC Australia agrees with the above disclosures. A copy of the letter from PwC Australia dated March 14, 2024 was attached as Exhibit 16.1 to the Current Report on Form 8-K filed by us on March 14, 2024.
On March 14, 2024, we engaged PwC USA as our new independent registered public accounting firm upon the approval of the Audit Committee. During the year ended December 31, 2023, and the subsequent interim period through March 14, 2024, the effective date of our engagement of PwC USA, we did not consult with PwC USA regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any of the matters or events set forth in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PwC USA for the years ended December 31, 2025 and 2024 (except as noted below):

	2025	2024
Audit Fees(1)	$1,691,707	$1,458,893
All Other Fees(2)	3,250	3,250
Total	$1,694,957	$1,462,143
________________
(1)The audit fees for the year ended December 31, 2025, consist of fees paid to PwC US for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended December 31, 2025, as well as quarterly reviews, statutory financial review and the review of the registration statement on Form S-8, and include $368,722 paid to PwC Australia for related services. The audit fees for the year ended December 31, 2024, consist of fees to PwC US for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended December 31, 2024, as well as quarterly reviews, statutory financial review and the review of the registration statement on Form S-8, and include $352,128 paid to PwC Australia for related services.
(2)Consists of fees incurred for licenses and subscriptions related to SEC compliance and accounting research.
In considering the nature of the services provided by PwC Australia and PwC USA, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC Australia and PwC USA and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by PwC USA in 2024 and 2025.
Representatives of PwC USA are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of PwC USA requires affirmative vote of a majority of the voting power of the capital stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on this proposal. If the Company’s stockholders do not ratify the appointment of PwC USA, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PwC USA as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PwC USA AS
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2026.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference the information included in this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended December 31, 2025 and particularly with regard to the audited consolidated financial statements as of December 31, 2025 and 2024 and for the three years ended December 31, 2025.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In addition, the Audit Committee reviewed the Enterprise Risk Management program and discussed with management the relevant enterprise risk management policies and procedures.
The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2025 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
Audit Committee:
Sourav Ghosh, Chair
Myles McCormick
Kelly Thompson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•whether the transaction was undertaken in the ordinary course of business of the Company;
•whether the related party transaction was initiated by the Company or the related party;
•the availability of other sources of comparable products or services;
•whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•the purpose and potential benefits to the Company of the related party transaction;
•the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party;
•the related party’s interest in the related party transaction; and
•any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section entitled “Executive Compensation” elsewhere in this proxy statement, below we describe transactions during the year ended December 31, 2025 to which we were a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Registration Rights Agreement
In connection with the IPO, we entered into a Registration Rights Agreement with certain of our equity holders, including Summit and investors affiliated with the Beard family and the Bryett family (the “Australian Management Investors”). Under the Registration Rights Agreement, we have granted these members registration rights subject to customary terms, conditions and limitations.
Demand Registrations
Under the Registration Rights Agreement, Summit is entitled to require us to file an unlimited number of registration statements under the Securities Act to register all or a portion of its registrable securities and for which we shall pay all SEC registration expenses. In addition, Summit is able to require us to file an unlimited number of short-form registration statements under the Securities Act to register all or a portion of their registrable securities and for which we shall pay all registration expenses. Each such request is referred to as a “Demand Registration.” Upon the fourth anniversary following the pricing of the IPO, the Australian Management Investors will each be entitled to one Demand Registration.

Piggyback Registrations
Under the Registration Rights Agreement, if at any time we propose to register any of our equity securities under the Securities Act (other than a Demand Registration and in certain other cases), we are required to notify each holder of registrable securities of its right to participate in such registration (a “Piggyback Registration”) and include their registrable securities to the extent set forth in the Registration Rights Agreement. We will bear all expenses of the holders of registrable securities in connection with Piggyback Registrations.
Expenses of Registration
We are required to bear the expenses (other than underwriting discounts) incident to any registration in accordance with the Registration Rights Agreement, including SEC filing fees and the reasonable fees of counsel chosen by the holders of registrable securities.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide our officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
Director Nomination Agreement
In connection with our IPO, we entered into a Director Nomination Agreement with Summit that provides Summit the right to designate nominees for election to our Board. Summit may also assign its designation rights under the Director Nomination Agreement to an affiliate. See “Board of Directors and Corporate Governance—Director Nomination Agreement” for a description of the Director Nomination Agreement.
Stockholders Agreement
On June 23, 2021, we entered into a stockholders agreement that became effective upon the closing of the IPO (the “Stockholders Agreement”) with our Principal Stockholder and certain of our equity holders (the “Founder Investors”). The Stockholders Agreement provides that a Founder Investor may only sell shares of common stock acquired prior to the closing of the IPO contemporaneously with sales of common stock by our Principal Stockholder or by Summit in either a public or private sale to unaffiliated third parties. In connection with any such sale, a Founder Investor is generally entitled to sell up to a number of shares of our common stock equal to the aggregate number of shares of common stock held by such Founder Investor multiplied by a fraction, the numerator of which is the aggregate number of shares being sold by our Principal Stockholder or by Summit in such sale and the denominator of which is the aggregate number of shares of common stock held by our Principal Stockholder or by Summit immediately prior to such sale. The Stockholders Agreement will terminate upon the earlier to occur of the fourth anniversary of the IPO or such date as our Principal Stockholder and Summit no longer hold any shares of our common stock. The Stockholders Agreement terminated in accordance with its terms in September 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 30, 2026 for:
•each person or group known to us who beneficially owns more than 5% of our common stock;
•each of our directors;
•each of our Named Executive Officers; and
•all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 10,818,715 shares of common stock outstanding as of March 30, 2026.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 30, 2026 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o a.k.a. Brands Holding Corp., 100 Montgomery Street, Suite 2270, San Francisco, California 94104.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
New Excelerate, L.P.(1)	6,053,693	56.0%
Beard Entities(2)	2,021,758	18.7%
Bryett Enterprises Trust(3)	1,715,932	15.9%
Named Executive Officers and Directors
Jill Ramsey	1,000	*
Ciaran Long	81,341	*
Kevin Grant	40,790	*
Michael Trembley	41,936	*
Kenneth White	31,983	*
Christopher J. Dean	—	*
Wesley Bryett(3)	1,715,932	15.9%
Ilene Eskenazi	—	*
Sourav Ghosh	14,399	*
Matthew Hamilton	—	*
Myles McCormick	22,418	*
Kelly Thompson	14,399	*
All Directors and Executive Officers as a Group (12 individuals)	1,964,198	18.2%
________________
*    Indicates less than 1%
(1)Represents 6,053,693 shares of common stock held directly by New Excelerate L.P., the voting and disposition of which is controlled by Summit Partners, L.P.. Summit Partners, L.P. is (i) the sole stockholder of Summit Partners GE IX AIV, Ltd., which is the general partner of Summit Partners GE IX AIV, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-B AIV, L.P. (“Summit IX-B”) and (ii) the sole member of Summit Partners GE IX, LLC, which is the general partner of Summit Partners GE IX, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-A AIV, L.P (“Summit IX-A”). Summit IX-A and Summit IX-B have equal ownership of the outstanding capital stock of Excelerate GP, Ltd. Excelerate GP, Ltd. is the general partner of New Excelerate L.P. Summit Partners, L.P., through a two-person investment committee, currently comprised of Peter Y. Chung and Charles J. Fitzgerald, has voting and dispositive authority over the shares beneficially owned by each of these entities and therefore beneficially owns such shares. Mr. Chung and Mr. Fitzgerald disclaim beneficial ownership of the shares held directly by New Excelerate, L.P. The address for each of these entities and individuals is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(2)Represents 1,946,217 shares of common stock held of record by (i) TF Apparel Discretionary Trust, established by deed dated October 28, 2009 (the “TF Apparel Trust”), (ii) The Simon Beard Family Trust, established by deed dated October 28, 2009 (the “Simon Beard Trust”), and (iii) The Tah-nee Aleman Family Trust, established by deed dated October 28, 2009 (the “Tah-nee Aleman Trust” and, together with the TF Apparel Trust and the Simon Beard Trust, the “Beard Entities”). Beard Trading Pty Ltd ACN 600 219 856 (the “Trustee”) is the sole trustee of each of the Beard Entities, respectively. Simon Beard is the principal of each of the Beard Entities, respectively. Tah-nee Beard is the sole director and secretary and the sole stockholder of the Trustee. Tah-nee Beard has sole voting and dispositive power over 1,946,217 shares of common stock held of record by the Beard Entities. Also includes 27,916 and 47,625 shares of common stock held directly by Tah-nee Beard and Simon Beard, respectively.
(3)Represents 1,715,932 shares of common stock held of record by The Bryett Enterprises Trust. The Bryett Enterprises Trust’s primary beneficiaries are Eirin Bryett and Wesley Bryett. The Bryett Enterprises Trust is 100% owned by the Bryett Enterprises Pty Ltd., whose sole director is Wesley Bryett and whose two stockholders are Eirin Bryett and Wesley Bryett. Wesley Bryett has sole voting and dispositive power over 1,715,932 shares of common stock held of record by The Bryett Enterprises Trust.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the internet at www.sec.gov. We are an electronic filer, and the SEC maintains an internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://ir.aka-brands.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

culture kings

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PETAL
& PUP

PRINCESS POLLY

a.k.a.

SCAN TO VIEW MATERIALS & VOTE
A.K.A. BRANDS HOLDING CORP. 100 MONTGOMERY STREET, SUITE 2270 SAN FRANCISCO, CALIFORNIA 94104
VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting - Go to www.virtualshareholdermeeting.com/AKA2026
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88965-P49294	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A.K.A. BRANDS HOLDING CORP.
The Board of Directors recommends you vote FOR the director nominees listed below.

1.	Elect Class II directors to serve on the Board until the 2029 Annual Meeting and until their successors are duly elected and qualified.

	Nominees:			For	Withhold

	1a.	Wesley Bryett		☐	☐

	1b.	Sourav Ghosh		☐	☐

	1c.	Kelly Thompson		☐	☐

The Board of Directors recommends you vote FOR proposal 2.								For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The a.k.a. Brands Holding Corp. Notice of 2026 Annual Meeting, Proxy Statement and 2025 Annual Report
are available at www.proxyvote.com.

V41695-P10003

A.K.A. BRANDS HOLDING CORP. Annual Meeting of Stockholders May 20, 2026 11:00 AM (PT) This proxy is solicited by the Board of Directors

The undersigned hereby appoints Ciaran Long and Kenneth C. White, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of a.k.a. Brands Holding Corp. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of a.k.a. Brands Holding Corp. to be held virtually at www.virtualshareholdermeeting.com/AKA2026 at 11:00 A.M. Pacific Time on May 20, 2026, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES NAMED UNDER PROPOSAL 1 AND "FOR" PROPOSAL 2.

Continued and to be signed on reverse side